Exhibit 10(q)

Agreement

December 3rd, 2004

e-Smart technologies, Inc.

Mybi Co., LTD

Samsung SDS Co., LTD

The following agreement (hereinafter “Agreement”) is signed and agreed by e-Smart technologies, Inc. (477, Madison, Ave. 12th, Fl, New York, N.Y, 10022 hereinafter “e-Smart”), Mybi Co., LTD (Wooshin Building 12F 830-266, Beomll 2-dong, Dong-gu, Busan), and Samsung SDS Co., LTD (707-19 Yeoksam, Gangnam Seoul).

Article 1 Purpose of the Agreement

The Agreement is to define the scope of cooperation and other details in order to promote mutual cooperation and benefits of e-Smart, Samsung SDS and Mybi.

Article 2 Work Scope

The scope of cooperation (hereinafter “Cooperation Scope”) among “e-Smart”, “Mybi”, and “Samsung SDS” refers to Busan Metropolitan Healthcare Card System, and all other projects to deploy and setup user infrastructure of eSmart/Mybi Card within the business area of “Mybi”.

Article 3 Role Division

1 “e-Smart”, “Mybi”, and “Samsung SDS” will work and cooperate in good faith to achieve the objectives of the project.

2 “e-Smart” and “Mybi” will put “Mybi e-Cash” on top of “eSmart Card” (fingerprint recognition), and will do collaborative marketing activities within the business area of “Mybi” (hereinafter Mybi(e-Smart) Card).

3 Each party shall assume the following role.

A. “e-Smart”

1)	Distribution of “Mybi(e-Smart) Card” In a collective manner

2)	Investment into various online and offline Infrastructure for the use of “Mybi(e-Smart) Card”

3)	Collectively setup various online and offline infrastructure for the use of “Mybi(e-Smart) Card”

4)	Collective marketing activities to promote the use of “Mybi(e-Smart) Card”

5)	Collective development of additional services in relation to “Mybi(e-Smart) Card”

6)	Investment into the establishment of Busan Healthcare Web Portal project.

7)	Execution of contract with “Samsung SDS” without delay when member hospitals are fully selected for the phase 1 of Busan healthcare card project.

B. “Mybi”

1)	Best effort and support for the distribution of “Mybi(e-Smart) Card”

2)	Service fee distribution arising from the use of “Mybi(e-Smart) Card”

3)	Collection and clearance in relation to the use of “Mybi(e-Smart) Card”

4)	Collective setup of various online and offline infrastructure for the use of “Mybi(e-Smart) Card”.

5)	Collective development of various additional services in relation to “Mybi(e-Smart) Card”.

C. “Samsung SDS”

1)	Development and deploy of the system (server and SI requirements) that are needed for the Busan Healthcare Card Project.

2)	Mutual technical support and maintenance for the Busan Healthcare Card Project.

3)	Endeavor to induce 10 hospitals for the Phase 1 of the Busan Healthcare Card Project.

4)	Marketing activities to increase the number of member hospitals in future.

Article 4 Schedule and Details of the “Cooperative project”

1 The schedule of the Busan Healthcare Card Project is divided into development phase and implementation phase, and the pilot project shall be conducted during development phase.

2 After signing the Agreement, “e-Smart” and “Mybi” shall sign on an agreement that specifies the details of the “Cooperative Project”

3 The size and timing of Investment and the date that the card will be used in the “Mybi” transportation infrastructure shall be reflected within the detailed agreement between “e-Smart” and “Mybi”.

Article 5 Investment and Profit Sharing

Investment and profit sharing between “e-Smart” and “Mybi” shall be determined by a separate agreement between the two.

Article 6 Creating a Detailed Agreement

Items and details not specified in the Agreement shall be determined by the three parties and the three parties shall create a separate agreement for individual items and details when needed.

Article 7 Confidentiality

1 The three parties shall not reveal all information and know-hows from the other parties and shall not use such information and know-hows for purposes other than the purpose of the Agreement.

2 Employees of the three parties shall sign on a confidentiality statement when handing such information. “Confidential information” refers to all information and documents that are handled by participants and shall include, but not limited to the followings.

A. All developments

B. All deliverables

C. All software, documents, marketing, customer data and other information.

D. Information marked as confidential or other information and documents revealed under a confidential environment,

3 The three parties shall not use confidential information from each other for purposes other than for the execution of the Agreement.

Article 8 Discussions

Should there is disagreement regarding a specific item not specified in the Agreement or regarding the interpretation of the item, the three parties shall consult each other and follow general practices before applying other measures.

Article 9 Term

This Agreement shall continue for one(1) year from the effective date and be automatically renewed for one(1) year, unless earlier terminated by sixty(60) days prior written notice to the other party.

Article 10 Termination

This Agreement will terminate at the end of 15 days after written notice from the non-breaching party to the breaching party specifying a breach that is capable of being cured, if the breaching party fails to cure the breach within that time. This Agreement will terminate immediately upon written notice, in the event the other party (i) ceases to do business, (ii) becomes insolvency (iii) flies or has filed against it a petition (or other document), under any bankruptcy law or similar law (iv) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, or (v) a receiver, trustee, custodian or similar agent is appointed or takes possession of any its property or business.

Article 11 Applicable Law

All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules in Seoul, Korea.”

Article 12 Language

This Agreement is executed in English and Korean language and The Agreement written in Korean language prevails.

“e-Smart”, “Mybi”, and “Samsung SDS” shall create three copies of the Agreement and keep one copy each.

December 3rd, 2004

“eSmart”

477, Madison, Ave, 12th, Fl, New York, N.Y, 10022
e-Smart technologies, Inc.
Mary A. Grace, President and CEO	/s/ Mary A. Grace

“Mybi”

830-266, Beomil 2-dong, Dong-gu, Busan
MYbi Co., LTD.
Boong-Weon Song, President and CEO	/s/ Illegible

“Samsung SDS”

707-19 Yeoksam, Gangnam Seoul
Samsung SDS Co., LTD.
Kwang-kyun Cho, Executive Vice President	/s/ Illegible